Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports Third Quarter 2019 Results;
Declares Fourth Quarter 2019 Dividend of $0.22 per Share

Company to Host Conference Call on Thursday, October 24, 2019, at 11:30 a.m. Eastern Daylight Time

Reno, Nevada-October 23, 2019-Employers Holdings, Inc. (the “Company”) (NYSE:EIG), a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries, today reported financial results for its third quarter ended September 30, 2019.

Financial Highlights

•	Net income of $32.8 million, or $1.01 per diluted share, adjusted net income of $28.4 million or $0.88 per diluted share

•	Net investment income of $22.3 million, up 10% year-over-year

•	Gross premiums written of $166.5 million, down 12% year-over-year

•	$20.0 million of favorable prior year loss reserve development, compared to $12.0 million of favorable prior year loss reserve development a year ago

•	Combined ratio of 91.1%, combined ratio before the impact of the LPT of 92.4%

•	Book value per share including the Deferred Gain of $40.86, up 16.5% year-to-date including dividends declared

Operating Highlights

•	Implemented meaningful rate increases in California effective July 1

•	Recently entered the State of Hawaii, thereby completing the Company’s nationwide workers’ compensation platform

Management Commentary
Chief Executive Officer Douglas Dirks commented on the results: “The Company delivered a 9.3% annualized return on adjusted equity in the quarter (9.8% year-to-date) while continuing to execute well on its plan of aggressive development and implementation of digital IT initiatives and capabilities that will benefit and support our agency force as well as our direct (Cerity) customers. We continue to utilize technology to alleviate end-customer friction in attaining workers’ compensation insurance in our small-business, low-hazard markets. For the first nine months of the year, we were pleased to grow policies-in-force by approximately 6%, which we attribute to the success of these initiatives coupled with continued growth within our loyal agent network.

Over the past several quarters we have experienced favorable loss reserve development throughout nearly every prior accident year which is due, in part, to our enhanced claims analytics and triage capabilities as well as a continuation of our accelerated claims settlement initiatives.

Our top line was adversely impacted this quarter by the meaningful rate increases we recently undertook in California to address what we consider to be generally unfavorable pricing trends in the marketplace. Despite the expected resulting decrease in new business premiums written in California, our overall renewal premiums continue to be very strong both in terms of price and unit retention. We are committed to remaining proactive in terms of ensuring our rate adequacy over time, while still remaining competitive in our markets.”

Summary of Third Quarter 2019 Operating Results
(All comparisons vs. third quarter 2018, unless noted otherwise).

Gross premiums written were $166.5 million, a decrease of 12%. The decrease was primarily due to declines in new business premiums written in California, as well as an overall reduction in final audit premiums, partially offset by an increase in overall renewal premiums. Net earned premiums were $175.8 million, a decrease of 9% year-over-year.

The loss and LAE ratio before the impact of the LPT of 54.2% decreased by 2.4 percentage points reflecting continued observed favorable paid loss trends. During the quarter, the Company’s current accident year loss and LAE ratio on its voluntary business was 65.5% (versus 62.5% a year ago) and it recognized $20.0 million of favorable prior year loss reserve development (versus $12.0 million of favorable prior year loss reserve development a year ago).

The commission expense ratio of 12.5% decreased 0.4 percentage points, primarily as a result of a decrease in projected 2019 agency incentive commissions which were directly impacted by reductions in premiums written.

The underwriting and other operating expense ratio of 25.8% increased 5.8 percentage points. The reduction in earned premium, coupled with expenses associated with our aggressive development and implementation of new digital technologies and capabilities, were the primary contributors to the increase.

Net investment income of $22.3 million increased 10%, primarily as a result of the Company's strong operating cash flows, as well as a higher pre-tax book yield on the investment portfolio.

Income tax expense was $8.1 million (19.8% effective rate) versus $10.7 million (18.4% effective rate). The increases in the effective rates are due primarily to having a higher proportion of fully taxable income.

The Company's adjusted net income for the third quarter of 2019 decreased $4.3 million year-over-year. This decrease primarily reflects the after-tax impact of the following items: (i) $15.7 million of underwriting income versus $22.7 million a year ago, partially offset by; (ii) $22.3 million of net investment income versus $20.2 million a year ago.

The Company's net income and net income before the impact of the LPT for the third quarter of 2019 decreased by $14.8 million and $14.5 million, respectively, year-over-year. These third quarter 2019 net income measures were each impacted by the after-tax impact of the items previously mentioned, but were further impacted by a $10.3 million after-tax decrease in net investment gains relating to the Company's investments.

The Company’s book value per share of $36.47, book value per share including the Deferred Gain of $40.86 and adjusted book value per share of $38.71 increased by 19.5%, 16.5%, and 9.2% during the first nine months of 2019, respectively, each computed after taking into account dividends declared. Book value per share and book value per share including the Deferred Gain at September 30, 2019 were each favorably impacted by $81.8 million of net after tax unrealized gains from the Company’s portfolio of fixed maturity securities.

Share Repurchases and Fourth Quarter Dividend Declaration
During the third quarter of 2019, the Company repurchased 110,632 shares of its common stock at an average price of $42.22 per share.

On October 23, 2019, the Board of Directors declared a fourth quarter 2019 dividend of $0.22 per share. The dividend is payable on November 20, 2019 to stockholders of record as of November 6, 2019.

Reconciliation of Non-GAAP Financial Measures to GAAP
The information in this press release should be read in conjunction with the Financial Supplement that is attached to this press release and is available on our website.

Within this earnings release we present various financial measures, some of which are “non-GAAP financial measures” as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to our most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are important to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. Management further believes that these measures are more relevant than comparable GAAP measures in evaluating our financial performance.

Earnings Conference Call and Webcast / Availability of Financial Supplement and Investor Presentation
The Company will host a conference call on Thursday, October 24, 2019, at 8:30 a.m. Pacific Daylight Time. To participate in the live conference call by telephone, dial +1 (484) 747-6630 or +1 (888) 364-8443 and use the conference call access code 9428229. The webcast will be accessible on the Company’s web site at www.employers.com through the “Investors” link. An archived version of the webcast will remain on the Company’s web site for up to seven days following the live webcast. To listen to a recording of the call by telephone, dial +1 (404) 537-3406 or +1 (855) 859-2056 and use the conference call access code 9428229.

The Company also has made a financial supplement and Investor Presentation available on its web site at www.employers.com.

Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. The Company and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in the Company’s future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in the Company’s public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Filings with the U.S. Securities and Exchange Commission (the “SEC”)
The Company’s filings with the SEC and its quarterly investor presentations can be accessed through the “Investors” link on the Company's website, www.employers.com. The Company's filings with the SEC can also be accessed through the SEC's EDGAR Database at www.sec.gov (EDGAR CIK No. 0001379041).

About Employers Holdings, Inc.
EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of EIG Services, Inc. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions. See www.employers.com and www.cerity.com for coverage availability.

Contact Information

Company contact:
Mike Paquette (775) 327-2562 or mpaquette@employers.com

Investor relations contact:
Adam Prior, The Equity Group, Inc. (212) 836-9606 or aprior@equityny.com